Exhibit 16

December 27, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4 of Peoples Telephone Company, Inc.'s Form 8-K dated December 15, 1995 and are in agreement with the statements contained therein. However, we are not in a position to agree or disagree with any comments in such Item pertaining to the engagement of Ernst & Young LLP.

Yours very truly,

Price Waterhouse LLP
Miami, Florida  33131